Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

ENTRAVISION DIGITAL HOLDINGS, LLC,

ENTRAVISION COMMUNICATIONS CORPORATION (SOLELY FOR PURPOSES OF SECTION 6.2, 6.6 and 9.16)

AND

IMS INTERNET MEDIA SERVICES, INC.

Dated as of June 13, 2024

i

EQUITY Purchase Agreement

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of June 13, 2024, is by and among Entravision Digital Holdings, LLC, a Delaware limited liability company (the “Seller”), Entravision Communications Corporation, a Delaware corporation (solely for purposes of Section 6.2, Section 6.6 and Section 9.16) (“Entravision”), and IMS Internet Media Services, Inc., a Delaware Corporation (the “Buyer”). Seller and Buyer shall each sometimes be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A
As of the date of this Agreement, Seller owns: (i) all of the issued and outstanding shares (participaciones sociales) (collectively, the “Redmas Ventures Shares”) of Redmas Ventures, S.L., a company validly incorporated and existing under the Laws of Spain (“Redmas Ventures”), and (ii) all of the issued and outstanding shares (collectively, the “MediaDonuts Shares”) of MediaDonuts Ptd. Ltd., a private company organized under the laws of Singapore (“MediaDonuts”).
B
As of the date of this Agreement, (i) Redmas Ventures is, directly or indirectly, the registered legal owner of the entities set forth on Exhibit A-1, in accordance with the shareholdings set forth on Exhibit A-1 (collectively the “Redmas Ventures Group Companies”), and (ii) MediaDonuts is, directly or indirectly, the registered legal owner of the entities set forth on Exhibit A-2, in accordance with the shareholdings set forth on Exhibit A-2 (collectively, the “MediaDonuts Group Companies”).
C
On the terms and subject to the conditions set forth in this Agreement, on the Closing Date Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares for the consideration described herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1:
DEFINITIONS

“Accounts Payable” means the aggregate current liabilities of the Acquired Companies on a Consolidated Basis as of the Closing as set forth in the general ledger accounts identified on Schedule 1, attached hereto, minus $2,000,000. Notwithstanding the foregoing, Accounts Payable shall exclude any items included in the calculation of Indebtedness. Furthermore, the Parties acknowledge and agree that Accounts Payable will not include GL account 23-3000 - Deferred Tax Liability – Current. In regards GL account 21-2001 - Income Tax Payable, it will only contain current income tax liability.

“Accounts Receivable” means the aggregate current assets/credits of the Acquired Companies on a Consolidated Basis as of the Closing as set forth in the general ledger accounts identified on Schedule 2, attached hereto. Notwithstanding the foregoing, Accounts Receivable shall exclude any items included in the calculation of Cash. Furthermore, the Parties acknowledge

1

and agree that Accounts Receivable will not include GL account 13-1000 Allowance for Doubtful Accounts, nor GL account 14-7000 - Deferred Tax Asset Current.

“Acquired Companies” means collectively, (a) Redmas Ventures, (b) MediaDonuts, (c) the Redmas Ventures Group Companies and (d) the MediaDonuts Group Companies.

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Action” means any suit, legal proceeding, claim, litigation, administrative enforcement proceeding or arbitration proceeding by or before any Governmental Authority.

“Adjusted Cash Amount” means an amount equal to (i) the Cash of the Acquired Companies, minus (ii) the AR Shortfall, in each case as set forth on the Closing Statement.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with, any such Person. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the preamble.

“AR Shortfall” means the amount by which (i) the Accounts Receivable of the Acquired Companies, as finally determined, are less than (ii) the Accounts Payable of the Acquired Companies, as finally determined.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are generally open in Los Angeles for the transaction of normal, non-automated, banking business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Response” has the meaning set forth in Section 2.3(c).

“Cash” means, without duplication, with respect to the Acquired Companies, on a Consolidated Basis, an amount equal to all: (a) cash, as adjusted for all wires or other cash in transit, cash, book or bank account overdrafts or negative cash accounts; (b) cash equivalents; and (c) marketable securities with a maturity date of three months or less and interest accrued on them; in each case, as determined and calculated in accordance with United States Generally Accepted Accounting Principles (“GAAP”), but excluding overdrafts of the Acquired Companies.

“Consolidated Basis” means the consolidation of 100% of the accounts of each of (a) Redmas Ventures with the Redmas Ventures Group Companies; and (b) MediaDonuts with the MediaDonuts Group Companies.

“Claim” has the meaning set forth in Section 8.3(a).

“Claim Notice” has the meaning set forth in Section 8.3(a).

2

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Closing Statement Objection” has the meaning set forth in Section 2.3(c).

“Deposit” has the meaning set forth in Section 2.2(b).

“Dispute” has the meaning set forth in Section 9.13(a).

“Disputed Item” has the meaning set forth in Section 2.3(c).

“Downward Adjustment Amount” has the meaning set forth in Section 2.3(f)(i).

“Entravision” has the meaning set forth in the preamble.

“Estimated Accounts Payable” has the meaning set forth in Section 2.3(a).

“Estimated Accounts Receivable” has the meaning set forth in Section 2.3(a).

“Estimated Adjusted Cash Amount” has the meaning set forth in Section 2.3(a).

“Estimated AR Shortfall” has the meaning set forth in Section 2.3(a).

“Estimated Cash” has the meaning set forth in Section 2.3(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Statement” has the meaning set forth in Section 2.3(a).

“Final Accounts Payable” has the meaning set forth in Section 2.3(b).

“Final Accounts Receivable” has the meaning set forth in Section 2.3(b).

“Final Adjusted Cash Amount” has the meaning set forth in Section 2.3(b).

“Final AR Shortfall” has the meaning set forth in Section 2.3(b).

“Final Cash” has the meaning set forth in Section 2.3(b).

“Final Indebtedness” has the meaning set forth in Section 2.3(b).

“Fraud” means actual common law fraud under Delaware law by the Seller in the making of the representations and warranties set forth in this Agreement. For purposes of clarity, “Fraud” excludes any theory of fraud based on negligence.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

3

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Indebtedness” means, without duplication, (a) either any liability of any Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instruments, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); (iv) obligations for the deferred purchase price of property or services (but excluding any amounts under the MediaDonuts Earn-out Agreement); (v) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (vi) capital lease obligations; (vii) reimbursement obligations under any letter of credit, bankers acceptance or similar credit transaction, (viii) any unpaid dividend or distribution declared prior to the Closing Date; (ix) obligations payable or owed by any Acquired Company to the Seller or any of its Affiliates; or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(b).

“Independent Accountant” means PricewaterhouseCoopers, or if such firm is not independent, unable or unwilling to act in such capacity, the Independent Accountant will be such other “Big 4” accounting firm selected by agreement of Buyer and Seller, provided that the Parties agree that such firm shall not have any existing material commercial or professional relationship with any of the Parties.

“IRAS” means the Inland Revenue Authority of Singapore.

“Law” means any law, common law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.

“Law Firm” has the meaning set forth in Section 9.15(a).

“Liabilities” means any and all debts, losses, damages, adverse claims, fines, penalties, liabilities or obligations of any kind, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or undeterminable, liquidated or unliquidated, due or whether to become due or on- or off-balance sheet, and whether in Contract, tort, strict liability or otherwise, including any arising under any Law, Proceeding or Order, and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

4

“Liens” means any assessment, easement, covenant, condition, mortgage, pledge, hypothecation, rights of others, right of first refusal, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, community property interest, option, lien, charge, adverse claim of ownership or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares.

“Losses” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, reasonable costs or expenses of whatever kind, including reasonable attorneys’ fees.

“MediaDonuts” has the meaning set forth in the recitals.

“MediaDonuts Earn-out Agreement” means that certain Earn-Out Agreement, dated as of July 1, 2021, by and between Seller, Jim Dorian Kramp in his capacity as the Seller Representative, and the Media Donut Founders.

“MediaDonuts Founders” means collectively (i) Pieter-Jan De Kroon, an individual, (ii) Jim Dorian Kramp, an individual and (iii) Luc Theodoor Franciscus Maria De Kroon, an individual.

“MediaDonuts Group Companies” has the meaning set forth in the recitals.

"MediaDonuts Release” has the meaning set forth in Section 3.2(b)(vii).

"MediaDonuts Release Payment” means an amount equal to $6,500,000.

“MediaDonuts Shares” has the meaning set forth in the recitals.

“Notary” has the meaning set forth in Section 3.1.

“Objection Period” has the meaning set forth in Section 2.3(c).

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.

“Party(ies)” has the meaning set forth in the preamble.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

“Proceeding” means any demand, action, suit, proceeding, grievance, arbitration, hearing, audit, investigation, claim or other dispute resolution or proceeding of any kind (whether judicial, administrative or arbitrative, civil, criminal, investigative informal or other, at law or in equity) commenced, filed, brought, or conducted, against, to, of or before or otherwise involving, any Governmental Authority or arbitrator having jurisdiction over the Acquired Companies (or any of them) or their respective properties.

“Public Deed” has the meaning set forth in Section 3.2(a).

5

“Purchase Price” has the meaning set forth in Section 2.2.

“Redmas Ventures” has the meaning set forth in the recitals.

“Redmas Ventures Group Companies” has the meaning set forth in the recitals.

“Redmas Ventures Shares” has the meaning set forth in the recitals.

“Seller” has the meaning set forth in the preamble.

“Seller Released Parties” has the meaning set forth in Section 6.1.

“Seller´s Knowledge”: the actual knowledge of Mr. Michael Christenson, Jeffrey DeMartino, Mark Boelke and/or Mauricio Arnal, after good faith inquiry of their direct reports.

“Shares” has the meaning set forth in the recitals.

“Third Party Claim” has the meaning set forth in Section 8.3(b).

“Transaction” means the sale and purchase contemplated in this Agreement.

“Upward Adjustment Amount” has the meaning set forth in Section 2.3(f)(ii).

ARTICLE 2:
PURCHASE AND SALE
2.1
Purchase and Sale of the Shares. At the Closing, Seller agrees to sell to Buyer and Buyer agree to purchase from Seller all of the Shares, free and clear of any and all Liens, together with all voting and economic rights.
2.2
Purchase Price.
(a)
Amount. In full consideration for the transfer of all of the Shares, at the Closing Buyer shall pay or cause to be paid to Seller pursuant to the provisions of this Section 2, an aggregate amount in cash equal to the following (the “Purchase Price”):
(i)
$16,400,000;
(ii)
plus the Estimated Adjusted Cash Amount set forth on the Closing Statement; and
(iii)
minus the Estimated Indebtedness set forth on the Closing Statement.

For illustrative purposes only, Exhibit B contains a good faith calculation exercise as of the date of this Agreement of the Purchase Price based on latest accounting available information.

(b)
Deposit. On or before June 13, 2024, Buyer, directly or indirectly through an Affiliate of Buyer, shall deposit with Seller via wire transfer of immediately available funds to

6

an account designated in writing by Seller an amount equal to $5,000,000 (the “Deposit”). At the Closing, the Deposit will be applied against the Purchase Price. Otherwise the Deposit shall be retained by Seller or returned to Buyer as set forth in this Agreement.
(c)
Payment of Purchase Price. At the Closing, Buyer shall pay or cause to be paid to Seller, by bank wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to the Purchase Price minus the Deposit; provided, however, that a portion of the Purchase Price equal to the Estimated Adjusted Cash Amount will not be paid at Closing and will be retained by Buyer.
(d)
MediaDonuts Release Payment. Promptly following Closing, Seller shall pay or cause to be paid the MediaDonuts Release Payment to the MediaDonuts Founders pursuant to the instructions set forth in the MediaDonuts Release.
2.3
Purchase Price Adjustment.
(a)
Estimated Statement. Seller will, in good faith, prepare and deliver, or cause to be prepared and delivered, to Buyer, at least five days prior to the Closing Date, a statement (the “Estimated Statement”) setting forth (i) the Seller’s good faith estimate of the following as of 12:01 a.m. (Pacific Time) on the Closing Date: (A) Cash (the “Estimated Cash”), (B) Indebtedness of the Acquired Companies (the “Estimated Indebtedness”), (C) Accounts Receivable of the Acquired Companies (the “Estimated Accounts Receivable”), (D) Accounts Payable of the Acquired Companies (the “Estimated Accounts Payable”), (E) the AR Shortfall (the “Estimated AR Shortfall”) and (F) the Adjusted Cash Amount (the “Estimated Adjusted Cash Amount”), and (ii) the resulting calculating of the Purchase Price, in each case with reasonable supporting detail and taking in account the definitions and principles included in this Agreement.
(b)
Closing Statement. Within 60 days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a statement (the “Closing Statement”) setting forth (i) the calculation of the following as of 12:01 a.m. on the Closing Date: (A) Cash (the “Final Cash”); (B) Indebtedness of the Acquired Companies (the “Final Indebtedness”); (C) Accounts Receivable of the Acquired Companies (the “Final Accounts Receivable”), (D) the Accounts Payable of the Acquired Companies (the “Final Accounts Payable”), (E) the AR Shortfall (the “Final AR Shortfall”) and (F) the Adjusted Cash Amount (the “Final Adjusted Cash Amount”), and (ii) the resulting calculating of the Purchase Price had Final Cash, Final Indebtedness, Final Accounts Receivable, Final Accounts Payable, Final AR Shortfall and Final Adjusted Cash Amount been used in calculating the Purchase Price in lieu of Estimated Cash, Estimated Indebtedness, Estimated Accounts Receivable, Estimated Accounts Payable, Estimated AR Shortfall and Estimated Adjusted Cash Amount, in each case with reasonable supporting detail and taking in account the definitions and principles included in this Agreement.
(c)
Dispute. The Seller will have 45 days from its receipt of the Closing Statement (the “Objection Period”) to review the Closing Statement. Upon the expiration of the Objection Period, the Seller will be deemed to have accepted (and will be deemed to have waived all rights with respect to), and will be bound by, the Closing Statement and the calculation of the Final Cash, Final Indebtedness, Final Accounts Receivable, Final Accounts Payable, Final AR

7

Shortfall and Final Adjusted Cash Amount set forth therein, unless the Seller has notified the Buyer in writing of its disagreement with the Closing Statement prior to the expiration of the Objection Period (the “Closing Statement Objection”), specifying each disputed item (each, a “Disputed Item”) and setting forth in reasonable detail the basis for each Disputed Item. The Buyer will have 30 days from the date on which it receives the Closing Statement Objection to review and respond to such Closing Statement Objection (the “Buyer Response”). To the extent the Buyer and the Seller are able to negotiate in good faith mutually agreeable resolutions for each Disputed Item, the Closing Statement will be modified as necessary to reflect such mutually agreed resolution(s). If the Buyer and the Seller are able to resolve all Disputed Items, the Closing Statement and the calculation of the Final Cash, Final Indebtedness, Final Accounts Receivable, Final Accounts Payable, Final AR Shortfall and Final Adjusted Cash Amount set forth therein, as modified by such resolutions, will be deemed final, non-appealable and binding among the Parties for all purposes of this Agreement.
(d)
Independent Resolution of Disputes. If the Seller and the Buyer are unable to resolve all Disputed Items within 30 days after delivery of the Buyer Response (or such longer period as may be mutually agreed by the Buyer and the Seller in writing), then all unresolved Disputed Items shall be submitted to the Independent Accountant, which shall be jointly engaged by the Buyer and the Seller, to promptly review the Closing Statement and resolve such Disputed Items. The Buyer and the Seller will request that the Independent Accountant render its determination within 60 days following submission to it of such Disputed Items. The scope of the disputes to be resolved by the Independent Accountant is limited to the Disputed Items. In resolving any Disputed Item, the Independent Accountant will (i) determine the Disputed Item strictly in accordance with the provisions of this Agreement, including the definitions, calculations and accounting rules set forth herein; (ii) may not assign a value to any item greater than the greatest value claimed for such item by a Party or less than the smallest value claimed for such item by a Party and (iii) will base its determination solely on written materials submitted by the Buyer and the Seller (and not on any independent review). Furthermore, the Parties acknowledge and agree that the Independent Accountant shall have the sole and exclusive authority to resolve the Disputed Items even if the resolution of legal issues is required to resolve the Disputed Items. The Parties further agree that the Independent Accountant shall also have the sole authority to determine whether any such legal issues exist and, to the extent they do, to retain and consult with legal counsel of Independent Accountant’s choosing with respect to legal conclusions or judgments arising from the Disputed Items, provided that the Buyer and the Seller agree that such legal counsel shall not have any material commercial or professional relationship with any of the Parties. The costs of any fees and expenses of the Independent Accountant will be borne in equal parts by the Buyer and the Seller. All determinations made by the Independent Accountant will be final, conclusive and binding on the Parties, absent fraud or manifest error on the part of the Independent Accountant, upon which the Independent Accountant will deliver to the Buyer and the Seller a revised Closing Statement setting forth the updated calculation of Final Cash, Final Indebtedness, Final Accounts Receivable, Final Accounts Payable, Final AR Shortfall and Final Adjusted Cash Amount, as modified by the Independent Accountant’s final determinations, which will be deemed final, non-appealable and binding among the Parties for all purposes of this Agreement, and upon which a judgment may be rendered by a court of competent jurisdiction, and will not be subject to further appeal or review. The Parties acknowledge and agree that this Section 2.3(d) is an enforceable arbitration provision under Delaware Law.

8

(e)
Access. For purposes of complying with the terms of this Section 2.3, each Party will cooperate with and make available to the other Parties and its representatives (i) information, records, data and working papers, and (ii) will permit access to its facilities and personnel, upon advance written notice of not less than two (2) Business Days and during normal business hours, in each case as may be reasonably required in connection with the analysis of the Closing Statement and the resolution of the Disputed Items.
(f)
Adjustment. Within three Business Days after the date on which the Final Cash, Final Indebtedness, Final Accounts Receivable, Final Accounts Payable, Final AR Shortfall and Final Adjusted Cash Amount are finally determined pursuant to Section 2.3, the Seller and the Buyer shall jointly determine the Purchase Price had Final Cash, Final Indebtedness, Final Accounts Receivable, Final Accounts Payable, Final AR Shortfall and Final Adjusted Cash Amount (each as finally determined pursuant to Section 2.3) been substituted for Estimated Cash, Estimated Indebtedness, Estimated Accounts Receivable, Estimated Accounts Payable, Estimated AR Shortfall and Estimated Adjusted Cash Amount, respectively, as of the Closing.
(i)
If such substitutions results in a Purchase Price that is less than an amount equal to (A) the Purchase Price determined on the Closing Date, minus (B) the Estimated Adjusted Cash Amount (such amount, the “Downward Adjustment Amount”), Seller shall pay or cause to be paid to Buyer within five (5) Business Days from the date on which the Downward Adjustment Amount is finally determined an amount in cash equal to the Downward Adjustment Amount via wire transfer of immediately available to an account designated in writing by Buyer, which payment will be deemed an adjustment to and an increase in the Purchase Price.
(ii)
If such substitutions results in a Purchase Price that is greater than an amount equal (A) the Purchase Price determined on the Closing Date, minus (B) the Estimated Adjusted Cash Amount (such amount, the “Upward Adjustment Amount”), Buyer shall pay or cause to be paid to Seller within five (5) Business Days from the date on which the Upward Adjustment Amount is finally determined an amount in cash equal to the Upward Adjustment Amount via wire transfer of immediately available to an account designated in writing by Seller, which payment will be deemed an adjustment to and an increase in the Purchase Price.
(iii)
If such substitutions results in a Purchase Price that is equal to an amount equal to (A) the Purchase Price determined on the Closing Date, minus (B) the estimated Adjusted Cash Amount, then there will be no adjustment to Purchase Price pursuant to this Section 2.3(f).
ARTICLE 3:
CLOSING AND DELIVERIES
3.1
Closing. The closing of the Transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article 7 (other than those conditions that are to be satisfied at the Closing but subject to their satisfaction or waiver at Closing), or such other date or at such other time as the Parties may mutually agree in

9

writing (the “Closing Date”) or such other date or at such other time as the Parties may mutually agree in writing; provided, however, that with respect to the Redmas Ventures Shares the Closing shall take place on the Closing Date before the Notary [●], at his offices located in [●] (the “Notary”).
3.2
Pre-Closing, Closing and Post Closing Actions.
(a)
Pre-Closing Actions.
(i)
Prior to the Closing, Seller shall deliver to Buyer:
(A)
written resignations of each officer, legal representative, supervisory committee (or similar corporate bodies) and director of the Acquired Companies appointed by Seller or its Affiliates set forth on Exhibit C (the “Seller Appointees”) with each such resignation becoming effective as of the Closing, including an acknowledgement that they have no claims of any nature arising out of or relating to their capacity as officer, legal representative, supervisory committee (or similar corporate bodies) or members of the boards of directors, as the case may be, against the Acquired Companies;
(B)
customary payoff letters with respect to any outstanding Indebtedness; and
(C)
Form E4A and working sheet D certified by a director or secretary of MediaDonuts computing the net asset value per share of MediaDonuts (incorporating all necessary exhibits and attachments thereto) and/or such other document(s) as may be prescribed from time to time by the stamp duty branch of the IRAS for the purposes of assessing the stamp duty payable by Buyer on a transfer of MediaDonuts Shares. Seller shall deliver the documentation mentioned in this section 3.2.(a)(i)(C) at least 5 (five) business days before the Closing Date.
(ii)
Prior to the Closing, Buyer shall (A) satisfy any know-your-customer checks required by a corporate secretarial agent of MediaDonuts to be elected by the Buyer and (B) provide the necessary “know-your-customer” information in the form requested for by the corporate secretarial agent of Redmas Ventures or by any Notary public or authority in relation to Redmas Ventures.
(b)
Closing Actions. The Parties acknowledge and agree that it is a requirement for the sale and purchase of the Shares to be completed that all of the below actions to be carried out at Closing.
(i)
The Parties shall grant before the Notary a public deed (escritura cero) regulating among other things the effectiveness of the Transaction based on receipt of the Purchase Price;

10

(ii)
The Parties shall grant before the Notary a public deed pursuant to which (i) the Parties formalize (elevación a público) this Agreement into public deed, (ii) Seller acknowledges receipt the Purchase Price, and (iii) Seller transfers ownership and delivers the Redmas Ventures Shares to Buyer and Buyer, in turn, acquires and receives the Redmas Ventures Shares from Seller (the “Public Deed”);
(iii)
Seller shall sign and deliver, or cause to be delivered, to Buyer the following items with respect to the Redmas Ventures Shares:
(A)
original public deed titles of ownership of Seller with respect to the Redmas Ventures Shares for the Notary to record in said titles the transfer of the Redmas Ventures Shares to Buyer;
(B)
powers of attorney sufficient for the execution of this Agreement and any other Ancillary Agreement;
(C)
a certificate of one of the Joint and Several Directors of Redmas Ventures (with his signature duly notarized), in form and substance reasonably satisfactory to Buyer and for its inclusion in the Public Deed, certifying with reference to Redmas Ventures Registry Book of Shareholders (Libro Registro de Socios) (A) the ownership of the Redmas Ventures Shares, (B) that the Redmas Ventures Shares are free from any Liens, and (C) that all requirements for the transfer of the Redmas Ventures Shares to Buyer set forth by Law, the Company’s bylaws and any relevant agreement have been duly complied with; and
(D)
the transfer of the Redmas Ventures Shares shall be recorded in Redmas Ventures Registry Book of Shareholders.
(E)
Buyer shall provide Seller at the Closing with evidence of approval by Buyer of the purchase of Redmas Ventures Shares pursuant to Spanish Companies Law.
(F)
Prior to Closing, Seller shall execute all necessary agreements, documents deeds and ancillary documents required from a Spanish law perspective in order for Buyer to assign the rights and obligations to purchase the Redmas Shares to Httpool Holdings UK Ltd., or other applicable Affiliate, as the Buyer shall indicate and pursuant to Section 9.3 of this Agreement.
(iv)
Seller shall sign and deliver, or cause to be delivered, to Buyer the following items with respect to the MediaDonuts Shares:
(A)
a copy of: (I) the existing share certificates in respect of the MediaDonuts Shares or if any of the share certificates have been lost, stolen or destroyed, a duly executed indemnity in respect of the applicable share certificates, (II) the share transfer form in respect of the MediaDonuts Shares duly executed by Seller in favor of Buyer; and

11

(B)
a copy of the duly signed board resolution of MediaDonuts approving (A) the transfer of the MediaDonuts Shares and the entry of Buyer into the electronic register of members of MediaDonuts; (B) the issuance of the new share certificate in the name of Buyer in respect of the MediaDonuts Shares; (C) the resignations referred to in Section 3.2(a)(i)(A); and (D) such other business as Buyer shall reasonably require.
(v)
On the Closing Date, Buyer shall deliver to Seller the Purchase Price in accordance with the provisions of Section 2 hereof and pay or procure the payment to IRAS for stamp duty in connection with the transfer of the MediaDonuts Shares from Seller to Buyer.
(vi)
Buyer shall coordinate with the corporate secretarial agent of MediaDonuts to make the relevant filings with ACRA to evidence the removal of the Seller Appointees from the board of MediaDonuts and the transfer of the MediaDonuts Shares from Seller to Buyer and deliver to Seller:
(A)
the updated electronic register of members of MediaDonuts reflecting Buyer as holder of the MediaDonuts Shares; and
(B)
the updated electronic register of directors of MediaDonuts evidencing the removal of the Seller Appointees from the board of MediaDonuts.
(vii)
On the Closing Date, Buyer shall deliver to Seller a Release and Termination Agreement (the “MediaDonuts Release”) with respect to the MediaDonuts Earn-out Agreement, in the form attached hereto as Exhibit D, duly executed by each of the MediaDonuts Founders and Jim Dorian Kramp in his capacity as the Seller Representative under the MediaDonuts Earn-out Agreement.
(viii)
On the Closing Date, Seller shall deliver stock transfer agreements with respect to all shares held by Seller in each of (A) Entravision S.A., a company organized in Paraguay, (B) Entravision Bolvia, S.R.L, a company organized in Bolivia, (C) Entravision Guatemala Digital S.A., a company organized in Guatemala, (D) Entravision El Salvador, S.A. de C.V., a company organized in El Salvador and (E) Inversiones El Cisne, S.R.L., a company organized in The Dominican Republic, in favor of Buyer or an Affiliate of Buyer designated by Buyer.
(ix)
On the Closing Date, each of Buyer and Seller shall execute and deliver to the other Party an IT Transition Services Agreement in substantially the form attached hereto as Exhibit E.
(x)
On the Closing Date, Seller shall deliver to Buyer electronic copies of the minutes books of each of the Acquired Companies then in Seller’s possession.
ARTICLE 4:
representations and warranties of Seller

Seller hereby represents and warrants to Buyer as of the date of this Agreement, and as of the Closing, as follows:

12

4.1
Authority, Validity and Enforceability. Seller is validly organized and existing under the laws of Delaware. Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and each of the agreements to which it is a party hereunder, the performance by the Seller of the transactions contemplated hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, represent the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). No further action on the part of Seller is or will be required in connection with the transactions contemplated by this Agreement.
4.2
Title to Shares. Seller (a) is the record and beneficial owner of the Redmas Ventures Shares, as set forth on Schedule 4.2, (b) is the record and beneficial owner of the MediaDonuts Shares, as set forth on Schedule 4.2, (c) has full power, right, and authority, and any approval required by Law, to make and enter into this Agreement and to sell, transfer, assign, convey and deliver the Shares to Buyer, and (d) has good and marketable title to the Shares free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, Buyer will acquire good and valid title to the Shares free and clear of any and all Liens.
4.3
Capitalization; Subsidiaries.
(a)
Schedule 4.3(a) sets forth a true and complete statement of all of the issued and outstanding equity securities of each of the Acquired Companies and in each case, the holders thereof, which represents the only issued and outstanding equity securities of any of the Acquired Companies. The Redmas Ventures Shares and the MediaDonuts Shares, together with the outstanding equity securities of the other Acquired Companies, have been duly authorized and are validly issued, fully paid and nonassessable (if applicable) and were issued in compliance with all state, regional or foreign securities Laws and any preemptive rights, rights of first refusal or contractual rights of any Person.
(b)
There are no issued or authorized options, warrants, purchase rights, calls, claims of any character, convertible or exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Acquired Companies to issue, transfer, redeem, repurchase, sell or otherwise cause to become issued any of its equity securities. There are no issued or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Acquired Companies.
(c)
There is no obligation, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of any Acquired Company or provide fund to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person. There are no bond, debentures, notes or other indebtedness of any Acquired Company having the right to vote or consent (on convertible into or exchangeable for securities of

13

any Acquired Company having the right to vote or consent (or convertible into or exchangeable for securities of an Acquired Company having the right to vote or consent) on any matters on which the equityholders of any Acquired Company may vote.
4.4
Legal Proceedings. Except as set forth on Schedule 4.4, there are no Actions pending or threatened in writing against any Acquired Company for which the amount alleged in any such Action exceeds $250,000.
4.5
General Ledger Accounts. The general ledger accounts set forth on Schedules 1 and 2 of this Agreement reflect the only general ledger accounts reflecting Accounts Payable or Accounts Receivable of the Acquired Companies.
4.6
Permanent Establishment. To the Seller’s Knowledge, each of the Acquired Companies is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify based on laws in existence on the date of this Agreement, except where the failure to be so qualified would not have a material adverse effect on the business of the Acquired Companies, taken as a whole.
4.7
Undisclosed Liabilities. To the Seller’s Knowledge, the balance sheet set forth on Schedule 4.7 sets forth all material liabilities of the Acquired Companies as of April 30, 2024 (the “Balance Sheet”). To the Seller’s Knowledge, none of the Acquired Companies has any liabilities of a type required to be reflected on a financial statement prepared in accordance with GAAP except those (a) disclosed in the Balance Sheet, (b) incurred in the ordinary course of business since the date of the Balance Sheet, none of which relates to (i) a breach of contract or permit, (ii) a breach of warranty, (iii) a tort, (iv) an infringement, (v) a violation of a Law or (vi) litigation matters, or (c) that would not be reasonably likely, individually or in the aggregate, to be material to the Acquired Companies.
4.8
No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 (including in the related schedules attached hereto), none of Seller, the Acquired Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding any Acquired Company furnished or made available to Buyer and its representatives, or as to the future revenue, profitability or success of any Acquired Company, or any representation or warranty arising from statute or otherwise in law.
ARTICLE 5:
representations and warranties of Buyer
5.1
Authority, Validity and Enforceability. Buyer has all requisite power and authority, to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, represents the legal, valid and binding obligation of Buyer enforceable against Buyer, subject to the General Enforceability Exceptions. No further action on the part of Buyer is or will be required in connection with the transactions contemplated by this Agreement
5.2
No Financing. Buyer has, and will have at the Closing, sufficient funds available or the rights to withdraw funds under available credit facilities, for Buyer to deliver the Purchase

14

Price in full and to consummate the transactions contemplated by this Agreement. As of the date hereof, Buyer has no reason to believe that Buyer will not be able to pay the Purchase Price.
5.3
Solvency. After giving effect to the Transactions contemplated by this Agreement, the Acquired Companies: (a) will be solvent (in that both the fair value of their assets will not be less than the sum of their Liabilities and that the present saleable value of their assets will not be less than the amount required to pay their probable Liabilities as they become absolute and matured); (b) will have adequate capital with which to engage in their businesses; and (c) will not have incurred and will not plan to incur liabilities beyond their abilities to pay as they become absolute and matured.
5.4
Independent Investigation; No Reliance. In connection with its investment decision, Buyer or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Acquired Companies as desired by Buyer to its full satisfaction. The purchase of the Shares by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, Seller, the Acquired Companies or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article 4 (in each case, as modified by the schedules attached hereto), and Buyer acknowledges that the Company and Seller expressly disclaim any other representations and warranties, and Buyer disclaims any reliance thereon. Such purchase and consummation are instead done entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Acquired Companies, as well as those representations and warranties by the Company and Seller, as applicable, specifically and expressly set forth in Article 4 (in each case, as modified by the schedules attached hereto). Buyer acknowledges that neither the Acquired Companies nor Seller has made any representations or warranties to Buyer regarding the probable success or profitability of the Acquired Companies or their respective businesses or the ability of an Acquired Company or its business to meet any published or internally-prepared projections (financial or otherwise), budgets, plans, or forecasts of revenues, earnings, or other financial performance measures or operating statistics. Buyer further acknowledges that none of Seller, the Acquired Companies nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies, their respective businesses or the Transactions contemplated by this Agreement, in any such case, not specifically and expressly set forth in Article 4 (in each case, as modified by the schedules), and none of Seller, the Acquired Companies or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of any such information, including any data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its representatives, or any other document or information in any form provided or made available to Buyer or its representatives, including management presentations and other due diligence materials, in connection with the purchase and sale of the Shares and the transactions contemplated hereby provided, however, that nothing in the foregoing or elsewhere in this Agreement shall constitute a waiver of any claim with respect to Fraud, or release or relieve the Seller from any liability or damages arising out of or in connection with Fraud made by, on behalf of or relating to the Sellers or any Acquired Company.

15

ARTICLE 6:
COVENANTS AND AGREEMENTS
6.1
Release. Effective as of the Closing, except for the obligations arising under this Agreement, including the obligations under the form of agreements in the exhibits hereto, Buyer, on its own behalf and on behalf of his or its heirs, executors, personal representatives, beneficiaries, successors, assigns and Affiliates (including after the Closing, the Acquired Companies), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge Seller, its Affiliates and each of their respective successors, assigns and predecessors, and its present and former officers, directors, managers, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (the “Seller Released Parties”), from, against and with respect to any and all actions, causes of action, complaints, costs, damages, demands, defenses, expenses, fees, interest, judgments, Liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that such party or his or its heirs, executors, personal representatives, beneficiaries, successors, assigns or Affiliates ever had or now has, or may hereafter have or acquire, against Seller Released Parties that (i) arise, directly or indirectly, out of or are related to, the Shares, or (ii) relate, directly or indirectly, to the direct or indirect operation, business, affairs, management or financial condition of the Acquired Companies, in either case occurring at any time on or prior to the date hereof.
6.2
Use of Entravision Name. Following the Closing, Buyer will not, directly or indirectly, use or do business, or allow any of its Affiliates to use or do business, under any name that incorporates or uses the name “Entravision” or any name that, in the reasonable judgment of Seller, is similar to, or a derivation or variation of, any such names; provided, however, that Entravision hereby grants to the Seller a limited license to use the name “Entravision” for a period of time commencing on the Closing Date and concluding 90 days from the Closing Date for the sole purpose of referring to the corporate identity of applicable Acquired Companies whose name includes “Entravision”. Buyers agree that within 90 days from the Closing Date, it shall take all such action as is necessary to remove the name “Entravision” from the corporate name of all Acquired Companies, provided however that, if the change of corporate name cannot be removed during such period of time for a reason that is attributable to Seller (i.e. there are pending registrations of corporate decisions or matters before the relevant Governmental Authority that impede or delay the registration of the corporate name change), Seller agrees to extend the license with respect to such specific Acquired Company until registration has been obtained, and provided further that, Buyer shall be entitled to continue referring to the “Entravision” name if the applicable Laws of a specific country requires this reference as mandatory and for the time such use or reference is mandatory according to such rules. Furthermore, within 15 days from the Closing Date, Buyer shall cause each Acquired Company to remove all references to Entravision and its Affiliates from their respective websites and corporate materials.
6.3
Further Assurances. Each Party hereto shall and shall cause its Affiliates to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions contemplated by this Agreement and to carry out the intent and purposes of the Transactions contemplated by this Agreement.

16

6.4
Publicity. The parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions contemplated hereby and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that no such prior written consent shall be required in connection with any disclosure required by any exchange on which a Party or its Affiliates securities are listed.
6.5
Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the Transactions contemplated by this Agreement, to carry out the intent and purposes of the Transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any additional documents, instruments, certificates, agreements and other writings necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
6.6
Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as required by applicable law or otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall exercise all voting rights and other rights of control it has in relation to the Acquired Companies and shall take all action in its power to procure that the Acquired Companies do not, without the consent of Buyer, take any actions out of the ordinary course of business or that, in any way, may jeopardize, impact or alter the rights of Buyer under this Agreement and any of the transactions described hereto. Notwithstanding anything in this Section 6.6 to the contrary, after the date hereof and prior to the Closing, Seller may, without the consent of Buyer cause one or more Acquired Companies to pay and satisfy in full any Indebtedness of such Acquired Company.

Additionally, prior to Closing Seller shall cause all obligations payable or owed by any Acquired Company to the Seller or any of its Affiliates, and on or after the Closing will be responsible for all related taxes payable in accordance with applicable Law, to be satisfied and paid in full. Furthermore, following the Closing Entravision will be responsible for satisfying all obligations owing to Employees (defined below) under the Entravision 2004 Equity Incentive Plan, as amended or any outstanding incentive plan.

6.7
Post-Closing Actions. As soon as reasonably practicable following the Closing Date but in any event within 90 days following the Closing Date, Buyer shall take all necessary actions and make the relevant notifications and filings with the relevant Governmental Authority to reflect the removal of the Seller Appointee from the board of Entravision (Cambodia) Co, Ltd.
6.8
Employees. Schedule 6.8 sets forth a list of all employees of the Acquired Companies as of the date hereof (collectively, the “Employees”), together with such Employee’s (i) title, role and department, (ii) the Acquired Company which employs such Employee, (iii) hire date, (iv) Line Manager, (v) such Employee’s base salary, annual commissions, annual bonus, benefits, benefit amount as of the date of this Agreement, (vi) last salary increase date and (vii)

17

payroll vendor, payslips vendor and any other vendors used for such Employee, as of the date of this Agreement. The Seller shall be responsible for paying any and all severance costs associated with the termination of any employee of an Acquired Company who is not set forth on Schedule 6.8 related to a termination of such employee within 30 days of the Closing. For the avoidance of doubt, Seller’s only liability with respect to Schedule 6.8 shall pertain to employees whose names do not appear on Schedule 6.8.
6.9
Records. Following the Closing, the Buyer shall provide Seller with access to the books and records and minute books of the Acquired Companies related to matters on or prior to the Closing Date on reasonable advance notice, subject to execution of customary confidentiality arrangements and to the extent necessary to comply Seller´s obligations under this Agreement.
6.10
Transfer of Employees. At the request of Buyer, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to transfer, prior to Closing, any employees listed on Schedule 6.8 who are employed by Affiliates of Seller that are not Acquired Companies (the "Non-Acquired Employees") to an Acquired Company designated by Seller (an “Employee Transfer”). Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist Buyer for a period of 90 days after Closing with completing any transfer of Non-Acquired Employees which is not completed by Closing. Seller will pay all costs related to the transfer of the Non-Acquired Employees to Buyer, including severance costs related to the termination of such Non-Acquired Employees' employment from the non-Acquired Company. For the avoidance of doubt this Section 6.10 shall not apply to any independent contractors or consultants whose names appear on Schedule 6.8.
6.11
Payment to Torres. Seller agrees to pay, or cause its Affiliates to pay, Xavier Torres any remaining purchase price due to him under that certain Share Purchase and Sale Agreement, by and between Redmas Ventures and Xavier Torres, dated as of March 20, 2023, which amount is USD $900,000.00.
6.12
Antitrust Assessment. Seller and Buyer shall use commercially reasonable efforts to furnish to the other Party such necessary information and reasonable assistance as the other may request in the preparation of any filing or submission that may be required under any global antitrust regulations; provided, that such information may be redacted as necessary (a) to comply with contractual arrangements, (b) address good faith legal privacy and confidentiality concerns and (c) to comply with applicable law. Notwithstanding the foregoing, nothing in this Section 6.12 shall obligate either Party to assume material expenditure or investment in connection with the satisfaction of its obligations.
ARTICLE 7:
conditions to closing; termination
7.1
Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)
The representations and warranties of Buyer shall be true and correct in all respects as of the date hereof and as of the Closing Date, except where the failure of such representation or warranty to be true and correct would result in a material adverse effect.

18

(b)
Buyer must have performed in all material respects all obligations required to be performed by Buyer under this Agreement at or prior to the Closing.
(c)
Buyer must have delivered or caused to be delivered to Seller the items required by Article 3 to be delivered by Buyer.
7.2
Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)
The representations and warranties of the Seller shall be true and correct in all respects as of the date hereof and as of the Closing Date, except where the failure of such representation and warranty to be true and correct would result in a material adverse effect.
(b)
Seller must have performed in all material respects all obligations required to be performed by Seller under this Agreement at or prior to the Closing.
(c)
Seller must have delivered or caused to be delivered to Buyer the items required by Article 3 to be delivered by Seller.
7.3
Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement.
7.4
Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:
(a)
by the mutual written consent of Buyer and Seller;
(b)
by either Buyer or Seller, if the transactions contemplated by this Agreement have not been consummated on or prior to June 28, 2024; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(b) is not available if a breach of any provision of this Agreement by the Party seeking to terminate this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;
(c)
by the Seller, in case of any inaccuracy in or breach of any of the representations or warranties of Buyer that would result in a material adverse effect, and if Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 7.1(b) would not be satisfied and such breach or failure to perform is not cured within 10 Business Days after receipt of written notice thereof of such breach or failure by Buyer; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.4(c) if Seller is then in breach of any of its respective covenants or agreements set forth in this Agreement such that the conditions set forth in Section 7.2(b) could not then be satisfied;
(d)
by the Buyer, in case of any inaccuracy in or breach of any of the representations or warranties of Seller that would result in a material adverse effect, and if Seller

19

has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Seller such that the closing condition set forth in Section 7.2(b) would not be satisfied and such breach or failure to perform is not cured within 10 Business Days after receipt of written notice thereof of such breach or failure by Seller; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.4(d) if Buyer is then in breach of any of its respective covenants or agreements set forth in this Agreement such that the conditions set forth in Section 7.1(b) could not then be satisfied; or
(e)
by Seller if Buyer has not paid the Deposit to Seller on or before 5:00 P.M. (Pacific Time) on June 13, 2024.
7.5
Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.4 this Agreement will become void and have no effect, without any liability or obligation on the part of the parties hereto or their respective Affiliates, and their respective officers, directors, direct or indirect equityholders, employees, agents or representatives, other than (i) the provisions of Section 6.4, this Section 7.5, Section 7.6, Article 8 and Article 9 (solely applicable to those obligations that survive termination) which will survive any termination of this Agreement and (ii) no such termination will relieve any Party for any liability for breach of any covenant or agreement contained in this Agreement occurring prior to such termination or for fraud. In the event of a termination of this Agreement pursuant to Section 7.4(a) or termination by the Buyer pursuant to Section 7.4(b) or Section 7.4(d), Seller shall return the Deposit to Buyer within five (5) Business Days of such termination. In the event of a termination of this Agreement by the Seller pursuant to Section 7.4(b) or Section 7.4(c), Seller shall be entitled to retain the Deposit as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Buyer and Seller agree that it would be impracticable or extremely difficult to affix damages if Seller terminates this Agreement pursuant to Section 7.4(b) or Section 7.4(c) hereof and that Deposit represents a reasonable estimate of Seller’s damages.
7.6
Liquidated Damages. In the event of any termination of this Agreement by Seller pursuant to Section 7.4(e), Buyer shall, within two (2) Business Days of such termination, pay to Seller an amount equal to $5,000,000 as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Buyer and Seller agree that it would be impracticable or extremely difficult to affix damages if Seller terminates this Agreement pursuant to Section 7.4(e) hereof and that such payment represents a reasonable estimate of Seller’s damages.
ARTICLE 8:
indemnification
8.1
General Indemnification Obligation.
(a)
Indemnification by Seller. Subject to the other terms, conditions and limitations of this Article 8, the Seller shall indemnify and defend Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer and/or any Acquired Company based upon, arising out of, related to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement; or (ii) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

20

(b)
Indemnification by Buyer. Subject to the other terms, conditions and limitations of this Article 8, the Buyer shall indemnify and defend Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller or its Affiliates based upon, arising out of, related to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or (ii) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
8.2
Limitations. Notwithstanding anything to the contrary contained in this Article 8, the liability pursuant to Section 8.1(a) and (b) shall not exceed $16,400,000; provided, however, that the aggregate liability with respect to any liability with respect to any breach of Section 4.5 or Section 4.6 shall not exceed $10,000,000 and there shall be no recovery with respect to any breach of Section 4.5, Section 4.6 or Section 4.7 until the aggregate amount of all indemnifiable losses suffered with respect to any such breach exceeds $75,000.
8.3
Indemnification Procedures.
(a)
Claim Notice. All claims for indemnification (each a “Claim”) shall be made in accordance with the procedures set forth in this Section 8.3. The party seeking indemnification (the “Indemnified Party”) shall give written notice to the party against whom indemnification is being sought (the “Indemnifying Party”) as promptly as practicable after any facts, events or circumstances that the Indemnified Party becomes aware of that may constitute the basis of a Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the Claim and/or the facts, events or circumstances that may serve as a basis for such Claim, and (ii) to the extent known, the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim (together with any related out-of-pocket fees and expenses) in respect of which a Claim may be made. Buyer and Seller will cooperate in good faith to resolve any Claim before commencing any Action in connection with such Claim.
(b)
Third-Party Claim. With respect to any claim, assertion or Action made or brought by any third Person that could result in a Claim (a “Third-Party Claim”), the Indemnified Party shall assume control of the defense of such Third-Party Claim with counsel of the Indemnified Party’s choosing that is reasonably satisfactory to the Indemnifying Party, and all parties shall cooperate in good faith in such defense. The Indemnifying Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it. Each of the Indemnified Party and Indemnifying Party shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the other parties such reasonable and relevant defense records and information to such Third Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. Notwithstanding anything in this Agreement to the contrary, there shall be no settlement or agreement with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. The final amount awarded or decided by any court, arbitrator or other Governmental Authority of the Third Party Claim, and the final settlement amount, in the case of a settlement of the Third Party Claim, together with any fees, costs and expenses incurred by the Acquired Companies in respect of the Third Party Claim, shall be indicative of the Losses for which the Indemnified Party shall

21

be entitled to make a Claim pursuant to the provisions hereof, and the Indemnifying Party shall be liable to Indemnified Party for, and Indemnifying Party shall be entitled to receive from Indemnified Party payment of the aggregate amount of such Losses in the manner specified in this Section 8.3.
8.4
Payments. Once an amount in respect of any Claim becomes payable pursuant to this Article 8, the Indemnifying Party shall satisfy its indemnity payment obligations within 15 Business Days by wire transfer of immediately available funds.
8.5
Exclusive Remedy. Except as set forth in Section 2.3, Section 7.5 and Section 7.6, this Article 8 shall be the sole and exclusive remedy for any claims arising under this Agreement; provided, however, that the foregoing shall not be deemed a waiver by any party hereto of any right to specific performance or injunctive relief pursuant to applicable law.
ARTICLE 9:
MISCELLANEOUS
9.1
Expenses. Each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby.
9.2
Survival. The representations, warranties, pre-closing covenants or agreements contained in this Agreement shall survive the Closing and shall terminate and be of no further force or effect on the date that is twelve (12) months after the Closing Date (the “Expiration Date”), and none of Buyer, Seller, nor any of their respective Affiliates, nor any of their respective successors and permitted assigns, heirs, officers, employees, directors, managers, members, partners, stockholders or representatives will have any liability whatsoever with respect to any such representations, warranties, covenants or agreements following the Expiration Date. Any covenant or agreement contained in this Agreement that by its express terms is required to be performed in whole or in part after the Closing will survive the Closing to the extent so required to be performed after the Closing.
9.3
No Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other Party to this Agreement and any attempt to do so will be void provided however that, the Buyer may assign and delegate, totally or partially, this Agreement to any if its Affiliates.
9.4
Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.
9.5
Entire Agreement. This Agreement, including all exhibits, annexes and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including email) and undertakings, both written and oral, between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, with respect to the subject matter hereof.
9.6
Amendment. Seller and Buyers may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of Seller and Buyer.

22

9.7
Extension; Waiver. Any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, and (b) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
9.8
Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder; (b) all references to the preamble, recitals, sections, articles, exhibits or schedules are to the preamble, recitals, sections, articles, exhibits or schedules of or to this Agreement; (c) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include,” “including” and “or” shall mean without limitation by reason of enumeration; and (g) all references to “$” or dollar amounts are to lawful currency of the United States of America.
9.9
Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, then the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby. The parties shall negotiate to replace any provision of this Agreement adjudged invalid or unenforceable with another valid and enforceable provision that would implement the original intent of the parties to the maximum extent permitted by applicable Law.
9.10
Notices. All notices and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon written confirmation of successful transmission by electronic mail, (c) one Business Day after having been dispatched by an internationally recognized overnight courier service or (d) ten Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or electronic mailing address specified below:

(i) If to Buyer:

IMS INTERNET MEDIA SERVICES, INC.

1441 Brickell Avenue

Suite 1440, Miami, FL 33131

United States of America

23

Email: [●]

with a copy to (which shall not constitute notice):

Victoria Hitce

Email: [●]

(ii) If to Seller:

Entravision Digital Holdings, LLC

c/o Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, CA 90404

Attn: Legal Department

Email: [●]

with copies to (which shall not constitute notice):

Jones Day

4655 Executive Drive, Suite 1500

San Diego, CA 92121-3134

Attention: Cameron Reese

Email: [●]

Any Party may change its address or electronic mailing address for the purposes of this Section 9.10 by giving notice as provided in this Agreement.

9.11
Third Party Beneficiaries. Each party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties.
9.12
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of State of Delaware without regard to principles of conflict of law.
9.13
Disputes; Jury Trial.
(a)
The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then nay state or federal court within the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and waive, and shall not assert, any defense in any Action for the interpretation or enforcement of this Agreement, that they are not subject to the courts’ jurisdiction or that the Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their respective property is exempt or immune from execution, that the Action is brought in an inconvenient forum or that the venue of the Action is improper.
(b)
Each Party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore

24

each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such Party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.13(b).
9.14
Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.
9.15
Waivers of Conflicts and Privileged Information.
(a)
The Parties acknowledge that (i) the Acquired Companies, Seller, and/or their respective Affiliates have retained Jones Day (the “Law Firm”) to act as their counsel in connection with the Transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereunder, and the consummation of the transactions contemplated hereby or thereby) as well as other past and ongoing matters, (ii) the Law Firm has not acted as counsel for any other Person in connection with the Transactions contemplated by this Agreement and (iii) no Person other than the Acquired Companies, Seller, or their respective Affiliates has the status of a client of the Law Firm for conflict-of-interest or any other purpose as a result thereof. Buyer hereby (A) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, the Acquired Companies) to waive and not assert, any conflict of interest relating to the Law Firm’s representation after the Closing of Seller or its Affiliates in any matter involving the Transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereunder, and the consummation of the transactions contemplated hereby or thereby), including in any litigation, arbitration, mediation or other Proceeding, and (B) consents to, and will cause each of its Affiliates (including, after the Closing, the Acquired Companies) to consent to, any such representation, even though in each case (x) the Shares of Seller or such Affiliates may be directly adverse to Buyer, the Acquired Companies or their respective Affiliates, (y) the Law Firm may have represented Buyer, the Acquired Companies or their respective Affiliates in a substantially related matter or (z) the Law Firm may be handling other ongoing matters for Buyer, the Acquired Companies or any of their respective Affiliates.
(b)
Buyer agrees that, after the Closing, none of Buyer, the Acquired Companies or any of their respective Affiliates will have any right to access or control any of the Law Firm’s records or communications relating to or affecting the Transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereunder, and the consummation of the Transactions contemplated hereby or thereby), which will be the property of (and be controlled by) Seller or its Affiliates, as applicable. In addition, Buyer agrees that it would be impractical to remove all

25

Attorney-Client Communications from the records (including e-mails and other electronic files) of the Acquired Companies. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Acquired Companies) not to, use any Attorney-Client Communications remaining in the records of the Acquired Companies after the Closing in a manner that may be adverse to Seller or any of their direct or indirect equityholders or Affiliates.
(c)
Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Acquired Companies), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges and the expectation of client confidence as to all Attorney-Client Communications belong to Seller or its Affiliates, as applicable, and will not pass to or be claimed by Buyer, the Acquired Companies or any of their respective Affiliates, and (ii) Seller or its Affiliates, as applicable, will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Acquired Companies) not to, (A) assert any attorney-client privilege, other evidentiary privilege or expectation of client confidence with respect to any Attorney-Client Communications, except in the event of a post-Closing dispute with a Person that is not Seller or any of their its direct or indirect equityholders or Affiliates; or (B) take any action which could cause any Attorney-Client Communications to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not Seller or any of its direct or indirect equityholders or Affiliates. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Acquired Companies), that in the event of a dispute between Seller and any of its respective direct or indirect equityholders or Affiliates, on one hand, and the Acquired Companies, on the other hand, arising out of or relating to any matter in which the Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence nor any right to any other evidentiary privilege will protect from disclosure to Seller or any of its direct or indirect equityholders or Affiliates any information or documents developed or shared during the course of the Law Firm’s joint representation
9.16
Guaranty. Entravision shall guaranty the obligations of Seller arising under Section 6.6 and Article 8 of this Agreement.

[Signature Pages Follow]

26

IN WITNESS WHEREOF, the party has caused this Agreement to be executed as of the day and year first above written.

SELLER:

ENTRAVISION DIGITAL HOLDINGS, LLC

By: /s/ Mark Boelke

Name: Mark Boelke

Title: Chief Financial Officer and Treasurer

ENTRAVISION (solely with respect to Section 6.2, 6.6 and 9.16)

ENTRAVISION COMMUNICATIONS CORPORATION

By: /s/ Mark Boelke

Name: Mark Boelke

Title: Chief Financial Officer

[Signature Page to Equity Purchase Agreement]

BUYER:

IMS INTERNET MEDIA SERVICES, INC.

By: /s/ Christian Gaston Taratuta

Name: Christian Gaston Taratuta

Title: Director and Chairman

By: /s/ Ignacio Vidaguren

Name: Ignacio Vidaguren

Title: Director and CEO